Toni Perazzo
Chief Financial Officer
(650) 340-1888
FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS FIRST QUARTER 2012 RESULTS

(BURLINGAME, CA), May 8, 2012 — AeroCentury Corp. (NYSE Amex: ACY), an independent aircraft leasing company, today reported its operating results for the first quarter ended March 31, 2012.

The Company reported net income of $1.3 million, or $0.85 per diluted share, for the first quarter of 2012, compared to a net loss of $2.3 million, or ($1.48) per diluted share, for the first quarter of 2011.

Total revenues were $6.8 million for the first quarter ended March 31, 2012 compared with total revenues of $4.9 million for the same period a year ago.  The $1.9 million increase was primarily due to increases of $1.7 million and $0.3 million in operating lease revenue and maintenance reserves revenue, respectively, resulting from higher average utilization of the Company’s asset portfolio in the 2012 period.

Total expenses decreased by approximately $3.6 million in the first quarter of 2012 as compared to the same period in 2011, resulting primarily from a year-over-year decrease in maintenance expense. During the 2011 period, the Company incurred significant maintenance expense, funded by non-refundable maintenance reserves, on aircraft returned to the Company during 2010.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
(Unaudited)
(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2012	2011

Revenues and other income:

Operating lease revenue	$5,907	$4,204
Maintenance reserves revenue	850	540
Other income	26	150
	6,783	4,894
Expenses:

Depreciation	1,487	1,239
Interest	1,072	967
Management fees	987	945
Maintenance costs	754	4,568
Professional fees and other	466	614
	4,766	8,333

Income/(loss) before income tax provision/(benefit)	2,017	(3,439)

Income tax provision/(benefit)	692	(1,160)

Net income/(loss)	$1,325	$(2,279)

Earnings/(loss) per share:
Basic	$0.86	$(1.48)
Diluted	$0.85	$(1.48)

Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257
Diluted	1,550,756	1,543,257

Summary Balance Sheet:	March 31, 2012	December 31, 2011	March 31, 2011
	(Unaudited)	(Audited)	(Unaudited)
Total assets	$140,182	$130,826	$129,817
Total liabilities	$98,167	$90,136	$89,955
Shareholders’ equity	$42,015	$40,690	$39,862

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